Exhibit 99.1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars in Millions, except Per Ton Data)

			Fourth
	First Quarter		Quarter
	2012	2011	2011
NET SALES	$1,121.6	$1,187.0	$1,035.0

Cost of materials sold	930.8	1,030.3	870.5

Gross profit	190.8	156.7	164.5

Warehousing, delivery, selling, general and administrative	131.5	135.2	126.5
Restructuring and other charges	—	0.3	9.8
Impairment charges on fixed assets and goodwill	—	—	4.6

OPERATING PROFIT	59.3	21.2	23.6

Other income and (expense), net	(0.3)	5.7	(1.6)
Interest and other expense on debt	(31.5)	(29.7)	(31.4)

INCOME (LOSS) BEFORE INCOME TAXES	27.5	(2.8)	(9.4)

Provision (benefit) for income taxes	2.6	(1.2)	(21.1)

NET INCOME (LOSS)	24.9	(1.6)	11.7

Less: Net income (loss) attributable to noncontrolling interest	(0.1)	0.1	(0.8)

NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$25.0	$(1.7)	$12.5

Supplemental Data :

Tons shipped (000)	576	645	532
Shipping days	64	64	60

Average selling price/ton	$1,947	$1,840	$1,945
Gross profit/ton	331	243	309
Operating profit/ton	103	33	44

LIFO expense (income)/ton	(14)	52	(48)

LIFO expense (income)	$(8.1)	$33.3	$(25.4)

Depreciation and amortization expense	10.9	10.4	10.8

Cash flow from operating activities	33.3	(103.8)	155.9
Capital expenditures	(14.5)	(6.4)	(16.7)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Net Income (Loss) Attributable to Ryerson Holding Corporation to Adjusted EBITDA

(Dollars in millions)

			Fourth
	First Quarter		Quarter
	2012	2011	2011
Net income (loss) attributable to Ryerson Holding Corporation	$25.0	$(1.7)	$12.5
Interest and other expense on debt	31.5	29.7	31.4
Provision (benefit) for income taxes	2.6	(1.2)	(21.1)
Depreciation and amortization expense	10.9	10.4	10.8

EBITDA	$70.0	$37.2	$33.6
Reorganization	3.0	0.9	10.7
Advisory services fee	1.3	1.3	1.2
Foreign currency transaction losses	0.6	0.8	1.6
Impairment charges on fixed assets and goodwill	—	—	4.6
Gain on bargain purchase	—	(5.8)	—
Other adjustments	(0.3)	(0.7)	—

Adjusted EBITDA	$74.6	$33.7	$51.7

Adjusted EBITDA	$74.6	$33.7	$51.7
LIFO expense (income)	(8.1)	33.3	(25.4)

Adjusted EBITDA, excluding LIFO expense (income)	$66.5	$67.0	$26.3

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, gain on the sale of assets, reorganization expenses and the payment of management fees. We believe that EBITDA and Adjusted EBITDA provide additional information for measuring our performance and are measures frequently used by securities analysts and investors. EBITDA and Adjusted EBITDA do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA nor Adjusted EBITDA is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA and Adjusted EBITDA may differ from that of other companies. Above is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense.